Exhibit 4.7

Assessor’s Parcel No. 021-241-08

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO: Troutman Sanders LLP P.O. Box 1122 Richmond, Virginia 23218 Attn: Christopher E. Vinyard
Space above for Recorder’s Use

Title of Document:     DEED OF TRUST

Please complete Affirmation Statement below:

I, the undersigned, hereby affirm that the attached document, including any exhibits, hereby submitted for recording does not contain the personal information (as defined in NRS 603A.040) of any person or persons. (Per NRS 239B.030)

BRANCH BANKING AND TRUST COMPANY,
as Administrative Agent and a Collateral Agent

By:	/s/ Matthew W. Rush
Name:	Matthew W. Rush
Title:	Senior Vice President

DEED OF TRUST

THIS DEED OF TRUST (this “Deed of Trust”), was executed on the date set forth on the signature page hereto and is dated and effective as of the 6th day of January, 2012, by and among TREX COMPANY, INC., a Delaware corporation whose address is 160 Exeter Drive, Winchester, Virginia 22603, Attn: Chief Financial Officer (hereinafter referred to as the “Grantor”), as grantor, the first party; FIRST AMERICAN TITLE INSURANCE COMPANY, a California corporation whose address is 2490 Paseo Verde Parkway, Suite 100, Henderson, NV 89074, as trustee (hereinafter referred to as the “Trustee”), as grantee, the second party; and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation whose address is Branch Banking and Trust Company, 200 West Second Street, Winston-Salem, North Carolina 27101, Attention: Matthew W. Rush, as Administrative Agent and a Collateral Agent for the Secured Parties (as hereinafter defined) (together with its successors and assigns, including any successor Administrative Agent under the Credit Agreement (as hereinafter defined), the “Administrative Agent”), as beneficiary, the third party;

W I T N E S S E T H:

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Amended and Restated Credit Agreement of even date herewith (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Grantor, the lenders from time to time party thereto (collectively, the “Lenders”), Branch Banking and Trust Company, as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, Branch Banking and Trust Company and Wells Fargo Capital Finance, LLC, as Collateral Agents, and BB&T Capital Markets, as Lead Arranger.

In connection with the Credit Agreement, the Lenders have required that the Grantor enter into this Deed of Trust to grant a lien on the Property (as hereinafter defined) in favor of the Administrative Agent for the ratable benefit of the Secured Parties (as hereinafter defined).

Accordingly, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor hereby agrees as follows:

Pursuant to Nevada Revised Statutes sections 106.300 et. seq., or any successor statutes, the lien of this Deed of Trust may, at the option of the Administrative Agent, secure future advances made by the Secured Parties (as hereinafter defined) up to a maximum principal amount of $10,200,000, together with interest thereon, with a priority dating from the time that this instrument is recorded in the office of the appropriate county recorder. Notwithstanding anything to the contrary contained in any other loan document executed in connection herewith, the Secured Parties shall have no obligation to make any future advance in the event the Grantor exercises its election to terminate pursuant to Nevada Revised Statutes section 106.380.

The Grantor does hereby grant and convey, with General Warranty and English Covenants of Title, unto the Trustee, the property described in SCHEDULE A attached hereto and by this reference made a part hereof; subject however to Permitted Exceptions, as hereinafter defined;

TOGETHER with (i) all buildings and improvements now or hereafter constructed thereon; (ii) all the estate and rights, if any, of the Grantor in and to all land lying in public and private streets, roads and alleyways abutting the above-described property; (iii) all easements, rights of way, privileges and appurtenances now or hereafter belonging to or in any way related to the above-described property; (iv) all fixtures, machinery, equipment, building materials and other personal property of every nature whatsoever owned by the Grantor now or hereafter located in, or on, or used, or intended to be used, in connection with the operation of the above-described property, including, but without limitation, heating, air conditioning, cooking, refrigerating, plumbing, and electrical apparatus and equipment, boilers, engines, motors, dynamos, generating equipment, piping and plumbing fixtures, ventilating and vacuum cleaning systems, fire extinguishing apparatus, gas and electric fixtures, elevators, escalators, partitions, mantels, built-in mirrors, disposals, washers, dryers, window shades, blinds, screens, storm sashes, storm doors, awnings, carpeting, underpadding, drapes, plants and shrubbery, furniture, and furnishings of public spaces, halls and lobbies, all of which personal property, including replacements thereof and additions thereto, shall be deemed part of the realty hereby conveyed (and the Grantor does hereby declare such personal property to be part of said realty, whether attached thereto or not, and subject to the lien hereby created); and (v) all proceeds of the conversion, whether voluntary or involuntary, of any of the above-described property into cash or other liquid claims, including, without limitation, all awards, payments or proceeds, including interest thereon, and the right to receive same, which may be made as a result of any casualty, any exercise of the right of eminent domain or deed in lieu thereof, the alteration of the grade of any street and any injury to or decrease in the value of the above-described property, together with all reasonable costs and expenses incurred by the Administrative Agent in connection with the collection of such awards, payments and proceeds, including, without limitation, reasonable attorneys’ fees.

All the above-described real and personal property, and each part thereof, is hereinafter sometimes referred to as the “Property.”

As used in this Deed of Trust:

“Permitted Exceptions” shall mean, as of any particular time (a) liens for ad valorem taxes and special assessments not then delinquent, (b) this Deed of Trust and any liens created hereby, (c) the matters listed on SCHEDULE B attached hereto as a part hereof, and (d) liens permitted by Section 5.10 of the Credit Agreement.

“Secured Parties” shall mean, collectively, (1) the Administrative Agent, (2) each Collateral Agent, (3) each Lender (including in such Lender’s capacity as a Hedge Counterparty or as a provider of Bank Products or Cash Management Services, if applicable), (4) each Affiliate of any Lender in such Affiliate’s capacity as a Hedge Counterparty or as a provider of Bank Products or Cash Management Services, if applicable, (5) the Swing Line Lender, (6) the Letter of Credit Issuer, and (7) the successors and assigns of the foregoing.

IN TRUST to secure to the Administrative Agent for the ratable benefit of the Secured Parties the following:

(a)(i) the payment and performance of all indebtedness, liabilities and obligations of the Loan Parties, or any of them, to the Secured Parties arising under the Credit

Agreement or the other Loan Documents, including without limitation all Obligations and all principal of and interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on the indebtedness represented by the Notes, and all future advances and readvances made thereunder;

(ii) all other amounts now or hereafter payable by the Loan Parties and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on the part of the Loan Parties pursuant to the Obligations;

(iii) all renewals, modifications, consolidations or extensions of or to each of the obligations described in clauses (a)(i) and (ii) above; and

(iv) all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred by the Administrative Agent for taxes and/or insurance relating to, or maintenance or preservation of, the Property and any other collateral securing the Obligations or incurred by the Administrative Agent in the collection or enforcement of the Obligations, including, without limitation, any such collection or enforcement of the Obligations owing to the Administrative Agent by any action or participation in, or in connection with, a case or proceeding under Chapter 7 or Chapter 11 of the U.S. Bankruptcy Code or any successor statute; and

(b) the performance of, and compliance with, all of the covenants, duties, obligations and conditions of the Grantor contained in this Deed of Trust.

The above-described indebtedness, liabilities, obligations, covenants, duties and conditions are hereinafter referred to collectively as the “Secured Obligations.”

The Grantor does also hereby irrevocably assign and convey unto the Administrative Agent for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent for the ratable benefit of the Secured Parties a security interest in, all leases now or hereafter existing on any part of the Property and any guaranties thereof and all rents from the Property to secure additionally the Secured Obligations. The Grantor does hereby irrevocably appoint the Administrative Agent as its attorney-in-fact to do all things which the Grantor might otherwise do with respect to the leasing of the Property, which appointment shall be effective upon the occurrence and during the continuance of an Event of Default, including, without limitation, (i) collecting such rents with or without suit and applying the same, less expenses of collection, to any of the Secured Obligations in such manner as may be determined by the Administrative Agent, or at the option of the Administrative Agent, holding the same as security for the payment of all of the Secured Obligations, (ii) leasing, in the name of the Grantor, the whole or any part of the Property which may become vacant, and (iii) employing agents therefor and paying such agents reasonable compensation for their services; provided, however, that until there be an Event of Default (as hereinafter defined) which Event of Default is continuing, the Grantor may continue to collect and enjoy such rents in the ordinary course of business as the rents become due and payable without accountability to the Administrative Agent. The powers and rights granted in this paragraph shall be in addition to the other remedies herein provided for upon the occurrence of an Event of Default and may be exercised independently of or concurrently with any of such remedies. Nothing in the foregoing shall be construed to impose any obligation upon the Administrative Agent to exercise any power or right granted in this paragraph or to assume any liability under any lease of any part of the Property, and no liability shall attach to the Administrative Agent for failure or inability to collect any rents under any such lease. The Grantor covenants and warrants that (i) it will comply with all material terms and conditions of all leases now existing or that may hereafter come into existence in respect of the Property or of any part thereof; (ii) all leases with respect to the Property now or hereafter in effect are and shall be valid and subsisting leases; (iii) it has not sold, assigned, transferred, mortgaged or pledged, and will not sell, assign, transfer, mortgage or pledge, without the Administrative Agent’s prior written consent, the rents, issues or profits from the Property and leases thereof to any person other than the Administrative Agent; (iv) no rents, issues or profits derived from the Property and leases, and becoming due subsequent to the date hereof, have been collected or anticipated in advance of their due date by more than thirty (30) days; (v) it will not reduce the rental due under any lease of all or any part of the Property without the Administrative Agent’s prior written consent; and (vi) upon request of the Administrative Agent, it will serve such written notice or notices as the Administrative Agent may from time to time require upon the tenant(s) under such leases or occupant(s) of the Property or any part thereof, it will execute and deliver to the Administrative Agent such other instruments or documents reasonably requested by the Administrative Agent for the purpose of securing or exercising its rights herein and it will provide to the Administrative Agent true copies or originals of such leases and all amendments, supplements, renewals or correspondence related thereto. Whenever in this paragraph there is a reference to “leases,” such reference shall also apply to subleases and any other forms of agreement for the use of the Property or any part thereof.

Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, and except as specifically provided herein to the contrary, the Grantor shall remain in quiet use, possession and management of the Property, and in the enjoyment of the income, revenue and profits therefrom.

So long as any part of the Secured Obligations remains outstanding, the Grantor covenants and agrees as follows:

1. TAXES AND ASSESSMENTS. The Grantor will pay, promptly when due, all taxes, assessments and public charges upon the Property, except for those being contested in good faith, by appropriate proceedings, and for which adequate reserves have been established (in accordance with GAAP) subject to 1.02 of the Credit Agreement, and, promptly upon request by the Administrative Agent, will forward to the Administrative Agent official receipts evidencing such payments; or in the alternative and at the option of the Administrative Agent, exercisable at any time upon the occurrence and during the continuance of an Event of Default, will deposit with the Administrative Agent, at such time or times as the Administrative Agent directs, such amounts as are necessary, in the sole and absolute discretion of the Administrative Agent, to enable the Administrative Agent to make timely payment of such taxes, assessments and charges. Such amounts so deposited shall bear no interest and may be commingled with other funds held by the Administrative Agent. If, at any time, the Administrative Agent determines in its sole and absolute discretion that a deficiency exists between the amounts deposited and the actual amount required to be paid with respect to taxes, assessments and charges, then the Grantor shall immediately pay such deficiency upon notification thereof by the Administrative Agent. The Grantor does hereby grant to the Administrative Agent a security interest in the funds it receives under this paragraph 1 to secure the payment of the Secured Obligations.

2. INSURANCE; DAMAGE TO PROPERTY.

a. The Grantor will continuously insure the Property with financially sound and reputable insurance companies against fire (with extended coverage) in the full insurable value of the Property, and against such other casualties and in such amounts as required by the Administrative Agent pursuant to the Credit Agreement. The insurance policy (or policies) will have attached thereto a standard mortgagee clause, without contribution, in favor of the Administrative Agent, as its interest may appear, and will otherwise be in form reasonably acceptable to the Administrative Agent, and the Grantor will cause such policy (or policies) to provide that it (they) may not be canceled without thirty (30) days’ prior written notice to the Administrative Agent. The Grantor will deliver to the Administrative Agent certificates evidencing that the Administrative Agent has been named as loss payee and additional insured on all such insurance, and certificates of insurance at least fifteen (15) days prior to the renewal of such insurance policy (or policies). The Administrative Agent shall have the right, exercisable at any time upon the occurrence and during the continuance of an Event of Default, to require the Grantor to deposit with the Administrative Agent, at such time or times as the Administrative Agent directs, such amounts as are necessary, in the sole and absolute discretion of the Administrative Agent, to enable the Administrative Agent to make timely payment of the premiums on such policy or policies. Such amounts so deposited shall bear no interest and may be commingled with other funds held by the Administrative Agent. If, at any time, the Administrative Agent determines in its sole and absolute discretion that a deficiency exists between the amounts deposited and the actual amount required to be paid with respect to such premiums, then the Grantor shall immediately pay such deficiency upon notification thereof by the Administrative Agent. The Grantor does hereby grant to the Administrative Agent for the benefit of the Administrative Agent a security interest in the funds it receives under this paragraph 2 to secure the payment of the Secured Obligations. As to such insurance, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, after ten (10) days’ written notice mailed to the Grantor at its last known address, reasonably change any or all of the coverages, terms, amounts or insurers, cause any policy to name the Administrative Agent as insured as its interest may appear, surrender existing policies for cancellation, obtain any cancellation, obtain any additional insurance it reasonably so desires, pay any required premiums and receive premium refunds, and in any such event any premium adjustments shall be charged against or credited to the Secured Obligations. In the event any claim for loss covered by such insurance is not settled within one hundred twenty (120) days after the occurrence of such loss, the Administrative Agent may negotiate with any insurance companies involved and make a reasonable settlement of such claim, and the Administrative Agent and such insurance companies, upon such settlement being made, shall not be liable in any manner to the Grantor with respect to such claim and settlement.

b. The Grantor shall promptly notify the Administrative Agent of any damage to or destruction of the Property or any part thereof having an aggregate fair market value in excess of $200,000. In case of any damage to or destruction of the Property or any part thereof, the Grantor, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for the purpose, at the Grantor’s expense, will promptly commence and complete the restoration, replacement or rebuilding of the Property as nearly as possible to its value, condition and character immediately prior to such damage or destruction. Insurance proceeds received by the Administrative Agent in the aggregate amount of less than $250,000 in any fiscal year of the Grantor under any policy or policies covering the Property or any part thereof shall be remitted to the Grantor, provided that (i) no Default (as defined in the Credit Agreement) or Event of Default then exists and (ii) the Grantor restores that portion of the Property so damaged or destroyed within 360 days of the occurrence of such damage or destruction. Insurance proceeds received by the Administrative Agent in the aggregate amount of $250,000 or more in any fiscal year of the Grantor under any policy or policies of insurance covering the Property or any part thereof shall first be applied toward the payment of the amount owing on the Secured Obligations in such order of application as the Administrative Agent may elect whether or not the same may then be due or be otherwise adequately secured; provided, however, that such proceeds shall be made available for the restoration of the portion of the Property damaged or destroyed if written application for such use is made within thirty (30) calendar days of receipt of such proceeds and the following conditions are satisfied: (i) the Grantor has in effect business interruption insurance in the amounts required by the Credit Agreement; (ii) no Default or Event of Default exists (and if an Event of Default shall occur during restoration the Administrative Agent may, at its election, apply any insurance proceeds then remaining in its hands to the reduction of the Secured Obligations); (iii) the Grantor shall have submitted to the Administrative Agent plans and specifications for the restoration which shall be reasonably satisfactory to it; (iv) the Grantor shall submit to the Administrative Agent fixed price contracts with good and responsible contractors and materialmen covering all work and materials necessary to complete restoration and providing for a total completion price not in excess of the amount of insurance proceeds available for restoration, or, if a deficiency shall exist, the Grantor shall have deposited the amount of such deficiency with the Administrative Agent; and (v) the Grantor shall have provided to the Administrative Agent a written release from each insurer under such policies of insurance to the effect that all such proceeds are paid without any reservation of rights and that such insurer has no cause of action, right of set-off or other claim against the Grantor or the insured under such policies. Any insurance proceeds to be released pursuant to the foregoing provisions may at the option of the Administrative Agent be disbursed from time to time as restoration progresses to pay for restoration work completed and in place and such disbursements may at the Administrative Agent’s option be made directly to the Grantor or to or through any contractor or materialman to whom payment is due or to or through a construction escrow to be maintained by a title insurer acceptable to the Administrative Agent. The Administrative Agent may impose such further conditions upon the release of insurance proceeds (including the receipt of title insurance) as are customarily imposed by prudent construction lenders to insure the completion of the restoration work free and clear of all liens or claims for liens. All title insurance charges and other costs and expenses paid to or for the account of the Grantor in connection with the release of such insurance proceeds shall constitute so much additional indebtedness hereby secured to be payable upon demand with interest at the rate applicable to Advances under the Credit Agreement at the time such costs or expenses are incurred. The Administrative Agent may deduct any such costs and expenses from insurance proceeds at any time standing in its hands. If the Grantor fails to request that insurance proceeds be applied to the restoration of the Property or if the Grantor makes such a request but fails to complete restoration within twelve (12) months of the occurrence of the damage or destruction of the Property giving rise to payment of such insurance proceeds, the Administrative Agent shall have the right, but not the duty, to release the proceeds thereof for use in restoring the Property or any part thereof for or on behalf of the Grantor in lieu of applying said proceeds to the Secured Obligations and for such purpose may do all acts necessary to complete such restoration, including advancing additional funds, and any additional funds so advanced shall constitute part of the indebtedness hereby secured and shall be payable on demand with interest at the Default Rate. Notwithstanding the foregoing, if, despite the exercise of reasonable diligence, the Grantor is unable to complete the restoration of the Property within twelve (12) months of the occurrence of the damage or destruction of the Property giving rise to the payment of insurance proceeds, the Grantor shall have not more than three (3) additional months (the “Extended Restoration Period”) to complete such restoration, provided that (i) no Default or Event of Default shall have occurred and be continuing at the commencement of or at any time during the Extended Restoration Period and (ii) the Administrative Agent remains satisfied during the Extended Restoration Period that the Grantor is pursuing such completion with reasonable diligence at all times.

3. PRESERVATION AND MAINTENANCE OF PROPERTY. Except as otherwise may be permitted in the Credit Agreement and except as otherwise set forth in paragraph 2 hereof, the Grantor will keep the Property (including any private roads on or over which the Grantor has any easement or right appurtenant to the Property) in good order and repair, including the making of such replacements as may be necessary for that purpose.

4. WASTE. The Grantor will not permit, suffer or commit any material waste, impairment or deterioration of, nor allow any material nuisance to exist upon, the Property or any part thereof.

5. ASSURANCES OF TITLE. The Grantor will execute, or cause to be executed, such further assurances of title to the Property, and will take, and cause to be taken, such steps, including legal proceedings, as may at any time be reasonably necessary to perfect the title to the Property in the Trustee.

6. CONTRACTS. The Grantor will keep and maintain at its principal place of business copies of all written contracts, leases and other instruments which affect the Property. Such contracts, leases and other instruments shall be subject to examination and inspection by the Administrative Agent at any reasonable time and from time to time, and, if no Event of Default has occurred, upon reasonable prior notice.

7. LIENS AND ENCUMBRANCES. The Grantor will not, without the prior written consent of the Collateral Agents, permit or suffer to exist any lien or encumbrance on the Property, or interest therein (legal or equitable), or any part thereof, either inferior or superior in right to the lien of this Deed of Trust, other than Permitted Exceptions.

8. WAIVER OF EXEMPTIONS. The Grantor will not set up or claim the benefit of any homestead or other exemption of law, or any other law or rule of law intended for its advantage or protection as an obligor under the Notes, the Credit Agreement or the other Loan Documents, or under this Deed of Trust, or providing for its release or discharge from any liability under the Notes, the Credit Agreement, the other Loan Documents or this Deed of Trust on account of any facts or circumstances other than full and complete payment of all amounts due under the Notes, the Credit Agreement, the other Loan Documents and this Deed of Trust, all of such exemptions and benefits being hereby expressly waived.

9. EMINENT DOMAIN. The Grantor covenants and agrees to give prompt written notice to the Administrative Agent by certified mail, postage prepaid, return receipt requested, of any taking or condemnation, or any threatened or pending proceedings for the taking or condemnation, of any part of the Property under any power of eminent domain; and in the event that title to, or possession of, the Property or any portion thereof, is taken or condemned under any power of eminent domain, then the Grantor will (and hereby does) assign to the Administrative Agent, and will forthwith upon receipt pay to the Administrative Agent, the proceeds and consideration resulting from taking or condemnation, not to exceed the unpaid balance of the Secured Obligations, such proceeds so paid to be applied to the Secured Obligations.

10. TRANSFER OF PROPERTY. The Grantor will not, without the prior written consent of the Collateral Agents, lease, bargain, sell, transfer, assign or convey the Property, or any portion thereof, or any legal or equitable interest therein, except as permitted under the Credit Agreement.

11. USE OF PROPERTY. The Grantor will not, without the prior written consent of the Collateral Agents, (a) change, or permit any material changes in, the general use for which all or any part of the Property was intended at the time of the execution of this Deed of Trust, or (b) initiate or acquiesce in a change in the zoning classification of the Property.

12. ENTRY; PROTECTION OF THE NOTEHOLDER’S SECURITY. The Grantor does hereby grant to the Administrative Agent, the Trustee and their designees the right to enter, examine and inspect the Property, and to do such other things as are permitted under this Deed of Trust, at any reasonable time and from time to time, and if no Event of Default has occurred, upon reasonable prior notice. In the event (a) the Grantor fails to perform any of its covenants or agreements herein contained, or (b) any action or proceeding is commenced or threatened which is likely to materially adversely affect the Property or title thereto or the interest of the Trustee or the Administrative Agent therein, including, without limitation, eminent domain, insolvency, arrangements or proceedings involving a bankrupt or decedent, then, in any of such events, the Administrative Agent may, at its option, make such appearances, disburse such amount and take such action as the Administrative Agent deems necessary, in its reasonable discretion, to protect its interest, including, without limitation, (i) the employment of attorneys and disbursement of reasonable attorneys’ fees, (ii) the entry upon the Property to make repairs, (iii) the procurement of insurance as provided in paragraph 2 hereof, and (iv) if the Property is subject to another deed of trust or lien, whether inferior or superior hereto, the curing of any default in the performance of any of the terms and provisions thereof, or if the indebtedness thereby secured is accelerated, the purchase or payment in full of such indebtedness, all on such terms as the Administrative Agent shall, in its reasonable discretion, deem necessary or advisable. Any amounts disbursed by the Administrative Agent pursuant to the provisions of this paragraph 12 shall be added to, and deemed a part of, the Secured Obligations, shall be secured in the same manner as the Notes and the other Obligations are secured, shall bear interest from the date of the disbursement thereof at a fluctuating rate of interest equal to the Default Rate, and shall, together with the interest thereon, be repayable by the Grantor on demand.

13. ESTOPPEL CERTIFICATE. The Grantor will, within twenty (20) days of being requested in writing by the Administrative Agent so to do, furnish a written statement to the Administrative Agent, duly acknowledged, setting forth in detail the Secured Obligations and any right of setoff, counterclaim or other defense which exists against the payment or performance thereof.

14. ENVIRONMENTAL PROTECTION. The Grantor covenants and agrees as follows:

a. The Grantor warrants and represents that it has investigated or caused to be investigated the previous ownership and uses of the Property, in a manner consistent with good commercial practices, to determine whether activities have been conducted which might involve the use, manufacturing, storage or disposal of Hazardous Materials, and except as otherwise disclosed to the Administrative Agent this investigation has revealed no fact which would indicate that the Property has been involved in the use, manufacturing, storage or disposal of Hazardous Materials other than in accordance with all applicable Environmental Laws. This investigation has taken into account, among other factors, (i) the relationship of the purchase price to the value of the Property if uncontaminated when originally purchased by the Grantor, (ii) commonly known or reasonably ascertainable information about the Property, and (iii) the obviousness of the presence or likely presence of contamination at the Property.

b. The Grantor warrants and represents to the best of its knowledge after due investigation that it has disclosed to the Administrative Agent all pending or threatened litigation that has or could reasonably be expected to have a Material Adverse Effect and all orders, rulings, notices, permits or investigations regarding Hazardous Materials on the Property that have or could reasonably be expected to have a Material Adverse Effect.

c. The Grantor and any other parties, including, but not limited to, tenants, licensees and occupants, will not be involved in any activity on the Property, which activity is likely to involve or lead to (i) the use, manufacture, storage or disposal of Hazardous Materials except in accordance with all applicable Environmental Laws and all other laws, ordinances and regulations, or (ii) the imposition of liability on the Grantor or any other subsequent or former owner of the Property or the creation of a lien on the Property under any Environmental Laws.

d. The Grantor will comply in all material respects with the requirements of all Environmental Laws and shall promptly notify the Administrative Agent in the event of the discovery of Hazardous Materials at the Property which are not in compliance with applicable Environmental Laws. Further, the Grantor will promptly forward to the Administrative Agent copies of all orders, notices, permits, applications and other communications and reports in connection with any discharge, spillage, use or discovery of Hazardous Materials on the Property which constitutes or is alleged to constitute a violation of any Environmental Law that has or could reasonably be expected to have a Material Adverse Effect. Grantor will not permit any other party, including, but not limited to, tenants, licensees and occupants to conduct any such discharge, spillage or use of any Hazardous Materials except in compliance with all applicable Environmental Laws and shall take immediate action to stop any such activity and to correct any violations resulting therefrom.

e. The Grantor agrees that if at any time the Administrative Agent has reasonable cause to believe there are Hazardous Materials upon the Property that are being used, stored, manufactured or disposed of other than in accordance with all applicable Environmental Laws, the Administrative Agent may with prior notice to Grantor obtain, at Grantor’s cost, an environmental site assessment or environmental audit report of reasonable scope under the circumstances from a firm acceptable to the Administrative Agent, to assess with a reasonable degree of certainty (i) the presence of any such Hazardous Materials and (ii) the cost in connection with the abatement, cleanup or removal of such.

f. The Grantor agrees that in the event of the presence of any Hazardous Materials upon the Property which is not in compliance with all applicable Environmental Laws, whether or not the same originates or emanates from the Property, or if Grantor shall fail to comply with all material requirements of all applicable Environmental Laws, the Administrative Agent may at its election, but without the obligation to do so, (i) give such notices as are required by applicable Environmental Laws, (ii) cause such work to be performed at the Property or (iii) take any and all other actions as the Administrative Agent shall deem necessary or advisable in order to abate, remove and clean up the Hazardous Materials or otherwise cure the Grantor’s noncompliance.

g. The Grantor shall be liable for all reasonable costs and expenses incurred by or asserted against the Administrative Agent arising under this paragraph even if said costs and expenses exceed the amount of the loans secured by this Deed of Trust.

h. Any amounts disbursed by the Administrative Agent pursuant to the provisions of this paragraph 14 shall be added to, and deemed a part of, the Secured Obligations, shall be secured in the same manner as the Notes and the other Obligations are secured, shall bear interest from the date of the disbursement thereof at a fluctuating rate of interest equal to the Default Rate, and shall, together with the interest thereon, be repayable by the Grantor on demand.

15. COMPLIANCE WITH LAWS. Except as otherwise may be permitted in the Credit Agreement, the Grantor shall comply with all applicable laws, ordinances, rules, regulations and judicial or administrative orders (collectively, “Laws”) now in force or hereafter enacted or promulgated relating to the construction, maintenance, operation and use of the Property, or any part thereof, including, but not limited to, Environmental Laws. Without limiting the generality of the foregoing, the Grantor shall apply for, obtain, keep in force and comply with all governmental permits, licenses and approvals (collectively, “Permits”) now or hereafter at any time required in connection with the construction, maintenance, operation and use of the Property, or any part thereof, except where the failure to apply for, obtain, keep in force and comply with all Permits could not reasonably be expected to have a Material Adverse Effect. The Grantor represents and warrants that, as of the date hereof, its activities and the Property are in compliance with all Laws in all material respects and that all Permits are in full force and effect in all material respects. To the extent required under the Credit Agreement, the Grantor covenants and agrees to give prompt written notice to the Administrative Agent by certified mail, postage prepaid, return receipt requested, of any present or future pending or threatened litigation and any orders, rulings, notices, permits or investigations with respect to Laws and/or Permits if such litigation, orders, rulings, notices, permits or investigations with respect to the Property.

16. EVENTS OF DEFAULT AND FORECLOSURE. If any one or more of the following events (herein sometimes referred to as “Events of Default”) shall occur:

a. An Event of Default (as defined in the Credit Agreement, or any renewal, extension or modification thereof or any substitution or replacement therefor); or

b. Default under any other lien or encumbrance placed on the Property, or any interest therein (legal or equitable), or any part thereof, either inferior or superior in right to the lien of this Deed of Trust, and such default shall continue beyond any applicable grace period; or

c. The termination of, or occurrence of any event affecting, the validity of this Deed of Trust or the priority of this Deed of Trust as to all outstanding or future advances intended to be secured hereby; or

d. The passage after the date of this Deed of Trust of any law of the State of Nevada deducting from the value of the land, for the purposes of taxation, any lien thereon, or providing for, or changing in any way the laws relating to, the taxation of deeds of trust or the notes or debts secured by deeds of trust for state or local purposes, or the manner of the collection of any such taxes, so as to impair the lien of this Deed of Trust or the security afforded hereunder, unless the Grantor is permitted by law to pay the whole of such tax imposed upon this Deed of Trust and/or the Secured Obligations (in addition to all other payments required hereunder) and the Grantor pays such tax and agrees to pay and thereafter pay such tax whenever levied; or

e. The passage of any law or the decision of any court rendering or declaring any material covenant or agreement set out in the Credit Agreement, any Note, any other Loan Document, any agreement evidencing or securing any of the other Obligations, or in this Deed of Trust to be legally unenforceable, inoperative, void or voidable;

then, in any of such events, the Trustee and the Administrative Agent shall, in addition to any other rights and remedies provided in the Credit Agreement, or by law or in equity, have the following rights and remedies, any one or more of which shall be exercisable from time to time at the Administrative Agent’s option and without notice to the Grantor:

(i) The Administrative Agent may declare the Notes, or any of them, and all of the other Secured Obligations immediately due and payable, without demand;

(ii) The Administrative Agent may dispossess the Grantor of the Property and exercise any right or remedy provided in this Deed of Trust with respect to taking possession of the Property and collecting the rents relating thereto;

(iii) The Administrative Agent may apply for and obtain the appointment of a receiver for the Property, with the power to collect the rents, issues and profits therefrom, without regard to the value of the Property or of the solvency of any person or persons liable for the payment of the Secured Obligations, and the Grantor does hereby waive any and all defenses to the application for appointment of such receiver and consent to the appointment of such receiver without notice, but reserves the right to apply for vacation of any order of appointment of such receiver, or for any other appropriate relief, upon showing that none of the foregoing events of default occurred prior to application for the appointment of such receiver or during the pendency of such application in court; and

(iv) The Trustee may foreclose by a sale of the Property as follows:

(A) The Trustee may take possession of the Property and proceed to sell the same at auction at the premises or at such other place in the city or county in which the Property or the greater part thereof lies, or in the corporate limits of any city surrounded by or contiguous to such county, or in the case of annexed land, in the county of which the land was formerly a part, as the Trustee may select upon such terms and conditions as the Trustee may deem best, after first advertising the time, place and terms of sale in at least three (3) consecutive issues (which may be on consecutive days), in advance of the date of such sale, of a newspaper published or having general circulation in the county or city in which the Property or some portion thereof is located.

(B) The power of sale above granted may be exercised at different times as to different portions of the Property, and if for any reason any executory contract of sale shall not be performed, then new contracts may be made with respect to the same portion of the Property (with or without other portions). If the Trustee deems it best for any reason to postpone or continue the sale at any time or from time to time, they may do so.

(C) Full power and authority is hereby expressly granted and conferred upon the Trustee to make, execute, and deliver all necessary deeds of conveyance for the purpose of vesting in the purchaser or purchasers complete and entire legal and equitable title to the Property, or the portion thereof so sold, and the recitals therein shall be received in all courts of law and equity as prima facie evidence of the matters therein stated; and at such sale the Administrative Agent may become a purchaser, and no purchaser shall be required to see to the proper application of the purchase money.

(D) The proceeds of such sale shall be applied, first, to discharge the expenses of executing their Deed of Trust, including a commission to the Trustee of three percent (3%) of the gross proceeds of sale; next, to discharge all taxes, levies, and assessments on the Property, with costs and interest, including a proper proration thereof for the current year; next, to reimburse the Trustee and the Administrative Agent for all amounts expended by them or any of them pursuant to the provisions of this Deed of Trust, with interest thereon; next, to pay the accrued interest on the unpaid principal balance due under the Notes and under the other Secured Obligations; next, to pay such unpaid principal balance of the Notes and the other Secured Obligations; next to pay any remaining Secured Obligations; next, to pay any indebtedness secured by any lien of record inferior to the lien of this Deed of Trust; and any residue of such proceeds shall be paid to the Grantor provided, however, that the Trustee as to such residue shall not be bound by any inheritance, devise, conveyance, assignment or lien of or upon the Grantor’s equity, without actual notice thereof prior to distribution.

17. [Reserved.]

18. NONWAIVER. No delay, act or failure to act, by the Trustee and the Administrative Agent, or any of them, however long continued, shall be construed as a waiver of any of their rights hereunder or of any default by the Grantor.

19. NO LIABILITY OR OBLIGATION ON THE TRUSTEE OR THE NOTEHOLDER. Nothing in this Deed of Trust shall be construed to impose any obligation upon the Administrative Agent or the Trustee to expend any money or to take any other discretionary act herein permitted, and neither the Administrative Agent nor the Trustee shall have any liability or obligation for any delay or failure to take any discretionary act. The Trustee shall not be required to see that this Deed of Trust is recorded and shall not be liable for the default or misconduct of the Administrative Agent or any agent or attorney appointed by them in pursuance hereof, or for anything whatever in connection with this Deed of Trust, except willful misconduct or gross negligence. The Trustee may act upon any instrument or paper believed by it in good faith to be genuine and to be signed by the proper party or parties, and shall be fully protected for any action taken or suffered by them in reliance thereon.

20. RELEASE UPON FULL PAYMENT. Upon full payment of all Secured Obligations (including the cash collateralization of all contingent obligations in accordance with the terms of the Credit Agreement and the termination of all commitments under the Credit Agreement), the Trustee shall, upon the request of, and at the cost of, the Grantor, execute a proper release of this Deed of Trust.

21. SUBSTITUTION OF THE TRUSTEE. Notwithstanding anything herein contained to the contrary, if the Trustee fails, refuses, or becomes unable to act, or if for any reason the Administrative Agent, in its sole and absolute discretion, deems it advisable, the Administrative Agent is hereby authorized and empowered to appoint, by an instrument recorded wherever this Deed of Trust is recorded, one or more other Trustees, in the place and stead of the Trustee named herein, which substitute Trustee or Trustees shall have all rights, powers, and authority and be charged with all the duties that are conferred or charged upon the Trustee named herein; and if more than one Trustee is so named, any one or more of such Trustees may act hereunder without the joinder of any other Trustee or Trustees and any act taken hereunder by any one or more Trustees shall be as effective as if taken by all Trustees.

22. ADVANCES AND FUTURE ADVANCES. It is understood and agreed that the Lenders reserve the right, but shall have no obligation (except as provided in the Credit Agreement), to make additional advances of proceeds in connection with the Obligations from time to time, and the readvance of any sums previously repaid on the Notes.

23. INDEMNIFICATION BY THE GRANTOR. The Grantor shall protect and indemnify the Trustee, the Administrative Agent and the other Secured Parties (collectively, the “Indemnified Parties”) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements), imposed upon or incurred by or asserted against any Indemnified Party or the directors, officers or employees of any Indemnified Party by reason of (a) ownership of the Property or any interest therein, or receipt of any rent or other sum therefrom, (b) any accident to, injury to or death of persons or loss of or damage to property occurring on or about the Property or the adjoining sidewalks, curbs, vaults or vault space, if any, streets or ways, (c) any use, nonuse or condition of the Property or the adjoining sidewalks, curbs, vaults or vault space, if any, streets or ways, (d) any failure on the part of the Grantor to perform or comply with any of the terms, covenants, conditions and agreements set forth in this Deed of Trust, the Notes, the Credit Agreement or the other Loan Documents, or any other agreements executed by the Grantor or any other persons liable for the payment of the Secured Obligations, (e) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof for construction or maintenance or otherwise, (f) any action brought against any Indemnified Party attacking the validity, priority or enforceability of this Deed of Trust, the Notes, the Credit Agreement, the other Loan Documents, or any other agreements executed by the Grantor or any other persons liable for the payment of the Secured Obligations, and/or (g) the presence of Hazardous Materials on the Property; provided, however, that the Grantor shall not be obligated to indemnify any Indemnified Party or the directors, officers or employees of such Indemnified Party from any loss, damage, cost or expense directly attributable to such Indemnified Party’s gross negligence or willful misconduct. Any amounts payable to any Indemnified Party under this paragraph 23 which are not paid within ten (10) days after written demand therefor by the applicable Indemnified Party shall be added to, and deemed a part of, the Secured Obligations, shall be secured in the same manner as the Notes and the other Obligations are secured, shall bear interest from the date of the disbursement thereof at a fluctuating rate of interest equal to the Default Rate, and shall, together with the interest thereon, be repayable by the Grantor on demand. In the event any action, suit or proceeding is brought against any Indemnified Party or the directors, officers, agents of employees of any Indemnified Party by reason of any such occurrence, the Grantor, upon the request of such Indemnified Party and at the Grantor’s expense, shall resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by the Grantor and approved by such Indemnified Party. Such obligations under this paragraph 23 shall survive the termination, satisfaction or release of this Deed of Trust.

24. RELEASE. The Grantor agrees that the Administrative Agent, without notice to or further consent of the Grantor, may release or discharge any maker of any Note, or any other persons who are or may become liable for the Secured Obligations or release or discharge any other collateral for the Secured Obligations, and that any such release or discharge shall not alter, modify, release or limit the liability of the Grantor hereunder or the validity and enforceability of this Deed of Trust.

25. HEADINGS. The headings of the paragraphs of this Deed of Trust are for the convenience of reference only and are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.

26. NUMBER AND GENDER. The pronouns and verbs set forth herein shall be construed as being of such number and gender as the context may require.

27. SUCCESSORS AND ASSIGNS. This Deed of Trust shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns, and any descriptive term used herein shall include such heirs, personal representatives, successors and assigns.

28. PERSONS. The use of the word “persons” in this Deed of Trust includes individuals, corporations, partnerships, and all other entities.

[Signature appears on following page]

IN WITNESS WHEREOF the Grantor has caused this Deed of Trust to be executed in its name and on its behalf by its duly authorized officers pursuant to due authorization.

TREX COMPANY, INC.,
a Delaware corporation

By:	/s/ James E. Cline
Name:	James E. Cline
Title:	Vice President and
Chief Financial Officer

STATE OF VIRGINIA

CITY/COUNTY OF FREDERICK, to-wit:

The foregoing instrument was duly acknowledged before me in my jurisdiction aforesaid this 6 day of January, 2012, by James E. Cline who is Vice President and Chief Financial Officer of Trex Company, Inc., a Delaware corporation, on behalf of the corporation.

[AFFIX NOTARIAL SEAL]

/s/ Gloria E. Breeden
(Notary Public)

My commission expires: 05/31/2012

Registration Number: 342749

SCHEDULE A

PROPERTY DESCRIPTION

Real property in the City of Fernley, County of Lyon, State of Nevada, described as follows:

PARCEL 1:

A PARCEL OF LAND LOCATED WITHIN SECTION 7 AND 8, TOWNSHIP 20 NORTH, RANGE 25 EAST, M.D.&M, LYON COUNTY NEVADA AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF PARCEL 2 AS SHOWN ON RECORD OF SURVEY MAP FILE NO. 193018, SAID POINT BEING LOCATED SOUTH 12°39’12” WEST A DISTANCE OF 1839.06 FEET FROM THE EAST 1/4 CORNER OF SAID SECTION 7; THENCE NORTH 10°21’10” WEST A DISTANCE OF 1026.73 FEET TO THE NORTHWEST CORNER OF SAID PARCEL 2; THENCE NORTH 73°18’04” EAST A DISTANCE OF 1744.19 FEET; THENCE SOUTH 43°26’07” EAST A DISTANCE OF 71.78 FEET; THENCE SOUTH 46°33’53” WEST A DISTANCE OF 300.74 FEET; THENCE ALONG A TANGENT CURVE TO THE LEFT WITH A RADIUS OF 500.00 FEET AND A CENTRAL ANGLE OF 66°09’53” AN ARC LENGTH OF 577.40 FEET; THENCE SOUTH 19°36’00” EAST A DISTANCE OF 567.96 FEET; THENCE SOUTH 70°24’00” WEST A DISTANCE OF 92.77 FEET; THENCE ALONG A TANGENT CIRCULAR CURVE TO THE RIGHT WITH A RADIUS OF 828.77 FEET AND A CENTRAL ANGLE OF 07°16’49” AN ARC LENGTH OF 105.31 FEET; THENCE SOUTH 77°40’50” WEST A DISTANCE OF 100.00 FEET; THENCE ALONG A TANGENT CIRCULAR CURVE TO THE RIGHT WITH A RADIUS OF 2160.00 FEET AND A CENTRAL ANGLE OF 11°43’10” AN ARC LENGTH OF 441.81 FEET; THENCE SOUTH 89°24’00” WEST A DISTANCE OF 132.36 FEET; THENCE ALONG A TANGENT CIRCULAR CURVE TO THE LEFT WITH A RADIUS OF 2830.00 FEET AND A CENTRAL ANGLE OF 09°45’00” AN ARC LENGTH OF 481.58 FEET; THENCE SOUTH 79°39’00” WEST A DISTANCE OF 45.45 FEET TO THE POINT OF BEGINNING.

ALSO KNOWN AS NEW PARCEL 2 OF RECORD OF SURVEY MAP SHOWING A BOUNDARY LINE ADJUSTMENT RECORDED OCTOBER 27, 1998 AS DOCUMENT NO. 225479, LYON COUNTY, OFFICIAL RECORDS.

PARCEL 2:

NON-EXCLUSIVE EASEMENTS FOR THE PLACEMENT, MAINTENANCE AND USE OF A RAILROAD TRACK AS CREATED BY THOSE CERTAIN GRANT, BARGAIN, SALE DEEDS RECORDED AUGUST 1, 1997 AS DOCUMENT NO. 208404 AND DECEMBER 7, 1998 AS DOCUMENT NO. 226990, CORRECTED BY DOCUMENT NO. 483897 OFFICIAL RECORDS.

A-1

SCHEDULE B

PERMITTED TITLE EXCEPTIONS

1. Reservations and provisions as contained in Patent from the United States of America, recorded June 23, 1902, in Book N of Deeds, Page 381, as Instrument No. N/A.

2. Reservations and provisions as contained in Patent from the United States of America, recorded July 31, 1962, in Book 45, Page 108 of Deeds. There is also reserved a right-of-way for a Federal Aid Highway under 23 U.S.C. Sec. 317.

3. Mineral Reservation as contained in Deed recorded September 01, 1978 as Instrument No. 40192 from James R Johnson etux etal to Johnson Development Co., a partnership.

4. An easement for roadway and utility easement and incidental purposes in the document recorded April 23, 1980 as Instrument No. 53031 of Official Records. Corrected Roadway and Utility easement Deed was recorded in the Official Records of Lyon County, Nevada on May 01, 1980 as Document No. 53149.

5. Easements, dedications, reservations, provisions, relinquishments, recitals, certificates, and any other matters as provided for or delineated on Parcel Map No. 63205. Reference is hereby made to said plat for particulars.

6. Covenants, conditions, restrictions, easements, assessments, liens, charges, terms and provisions in the document recorded June 21, 1996 as Instrument No. 194617 of Official Records, which provide that a violation thereof shall not defeat or render invalid the lien of any first mortgage or deed of trust made in good faith and for value, but deleting any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status, national origin, sexual orientation, marital status, ancestry, source of income or disability, to the extent such covenants, conditions or restrictions violate Title 42, Section 3604(c), of the United States Codes. Lawful restrictions under state and federal law on the age of occupants in senior housing or housing for older persons shall not be construed as restrictions based on familial status.

The right to levy certain charges or assessments against the land which shall become a lien if not paid as set forth in the above declaration of restrictions, and is conferred upon Owner’s and Tenant’s Association for Nevada Pacific Industrial Park, Phase I.

Document(s) declaring modifications thereof recorded November 13, 1998 as Instrument No. 226155 of Official Records.

Document(s) declaring modifications thereof recorded November 16, 1999 as Instrument No. 241390 of Official Records.

7. An easement for public utilities and incidental purposes in the document recorded August 15, 1996 as Instrument No. 196390 of Official Records.

B-1

8. An easement for the placement, maintenance and use of a railroad track and appurtenances thereto and incidental purposes in the document recorded August 01, 1997 as Instrument No. 208404 of Official Records.

9. Easements, dedications, reservations, provisions, relinquishments, recitals, certificates, and any other matters as provided for or delineated on Survey Map No. 225479 . Reference is hereby made to said plat for particulars.

10. An easement for access, maintenance and drainage purposes and incidental purposes in the document recorded October 27, 1998 as Instrument No. 225481 of Official Records.

11. An easement for sanitary sewer line and appurtenances thereto and incidental purposes in the document recorded November 02, 1998 as Instrument No. 225706 of Official Records.

12. An easement for the placement, maintenance and use of a railroad track and appurtenances thereto and incidental purposes in the document recorded December 07, 1998 as Instrument No. 226990 of Official Records. A document entitled “Deed of Correction” recorded November 8, 2011 as Instrument No. 483897 of Official Records.

13. Covenants, conditions, easements and restrictions in a Easement Deed recorded May 16, 2000, as Instrument No. 247868 of Official Records.

14. A document entitled “Set Back Easement Agreement” recorded June 15, 2000 as Instrument No. 249101 of Official Records.

15. An easement for public utilities and incidental purposes in the document recorded September 20, 2000 as Instrument No. 252607 of Official Records. Document re-recorded November 29, 2000 as Instrument No. 254914 of Official Records.

16. A document entitled “Agreement” recorded February 23, 1994 as Instrument No. 257723 of Official Records.

17. A document entitled “Agreement for Water and Waste Water Service” recorded January 28, 2005 as Instrument No. 341586 of Official Records.

18. An easement for the placement, maintenance and use of a railroad track and appurtenances thereto and incidental purposes in the document recorded March 14, 2006 as Instrument No. 377238 of Official Records.

19. The following matters disclosed by an ALTA/ACSM survey made by Summit Engineering Corporation on August 4, 2011, designated Job No. 1-29336:

A. Unrecorded easements or lesser right for Railroad Control Shed as shown and delineated on said survey.

B-2

B. Unrecorded easements or lesser rights for Electric Meters, Telephone Manholes, Electric Transformer/Service Boxes, Water Valves/Service Boxes, Sanitary Sewer Vaults, Drainage Ditch, Storm Drain Detention Area, Culvert, Overhead Electric Lines, Sanitary Sewer Manholes, Sanitary Sewer Cleanout, Concrete Valley Gutters all as shown and delineated on said survey.

#2069572 (Execution)

204750.745

B-3